Exhibit 99.2





[BNP Paribas]   [CIBC World Markets]  [Fortis Banque]


The Directors

GENESYS SA
Attention : Mr Francois LEGROS, Chief Executive Officer

VIALOG Inc.
Attention: Mr Kim MAYYASI, Chief Executive Officer

Thursday, 22 March 2001


Dear Sirs

We refer to our discussions concerning the acquisition of Vialog Inc.("Vialog") by Genesys SA ("Genesys").

We are pleased to advise you that BNP Paribas, CIBC World Markets and Fortis would be prepared to joint arrange and to underwrite a USD 125 million refinancing facility (the "Facility"), each of the three banks hereby confirming its individual offer to arrange and underwrite one third each of the full amount of the facility.

Our Offer is composed of this letter and of the Terms and Conditions attached hereto.

The Facility proposed by BNP Paribas, CIBC World Markets and Fortis can be summarised as follows:

       --------------------------------------- --------------------
       TOTAL SENIOR FACILITIES                   USD 125 million

       --------------------------------------- --------------------
       Senior Facility on Vialog                 USD 85 Million
       Senior Amortising Loan A1                      50.0
       Senior  Loan B                                 30.0
       Revolver 1                                      5.0
       Senior Facility on Genesys                USD 40 Million
       Senior Amortising Loan A2                      35.0
       Revolver 2                                      5.0
       --------------------------------------- --------------------




In formulating this Offer of finance, we have made a series of assumptions as to:

>>       the accuracy of the informations provided by Genesys and Vialog,
>>       the financial prospects of Genesys and Vialog; and
>>       the structural parameters of the transactions envisaged herein.

These assumptions are detailed in the Term Sheet enclosed. Any significant change to these assumptions may result in a modification to our Offer.

Our Offer is also subject to satisfactory due diligences, to the signature of a satisfactory Facility Documentation, and to the non occurrence of any material adverse change.

BNP Paribas, CIBC World Markets and Fortis intend, after consultation with Vialog and Genesys, to approach a group of banks with a view to syndicating the Facility.

Our Offer outlined herein shall be valid until 27 march 2001. This Offer and the Terms and Conditions enclosed are strictly confidential and can not be disclosed to a third party without the prior written consent of the Joint Arrangers, except if the disclosure is required by law, by COB regulations or SEC regulations.

We should be grateful if you would sign and return this letter to indicate your acceptance of our Offer and as confirmation that BNP Paribas, CIBC World Markets and Fortis shall be Joint Arrangers of the Facility .

The roles of the three banks will have to be strictly similar.

We remain at your disposal to discuss any aspect of this Offer and we look forward to working with you on this important transaction.

Yours faithfully

/s/ Bruno Tassari          /s/ Heinz Noeding        /s/Philippe Vanhellemount
BNP Paribas                CIBC World Markets
Name:    Bruno Tassari     Name:    Heinz Noeding   /s/ Dominique Pestre

                                                    Fortis

                                                    Name: Philippe Vanhellemount

                                                    Name: Dominique Pestre


Accepted:



/s/  Francois Legros                                         /s/  Kim Mayyasi
--------------------                                         -----------------
Name:  Francois Legros                                       Name:  Kim Mayyasi
Title: CEO Genesys                                           Title :  CEO Vialog

                                                         Thursday, 22 March 2001

                         PRINCIPAL TERMS AND CONDITIONS:
                         ------------------------------
          relating to the refinancing of the debt of Genesys and Vialog

                                 [Genesys Logo]

                                  [Vialog Logo]

                                  EXPIRY DATE:
                                 27th March 2001

                               SUBJECT TO CONTRACT

--------------------------------------------------------------------------------
[BNP Paribas]                                                   [Fortis Banque]
--------------------------------------------------------------------------------
                                  [CIBC World Markets]
--------------------------------------------------------------------------------

                                Main Assumptions
                                ----------------

In formulating this Offer of finance, BNP Paribas, CIBC and Fortis have made some assumptions concerning the perimeter of the transaction, the financial performance of Genesys and Vialog, the structure of the proposed transaction and the information provided by Genesys.

The key assumptions are as follows:

-        Genesys SA will own 100% of the shares of Vialog Inc at closing;

- The acquisition is paid exclusively with shares (ADS of Genesys), without any cash payment, except for a maximum of USD 0.5 million, notably of residuals;

- The existing debt of Vialog to be refinanced amounts to a maximum of USD 97.5 million, comprising:

-        105% of USD 75 million (High Yield Bonds), i.e. USD 78.75 million

-        a maximum amount of USD 16.25 million of short term debt;

-        The sources and uses at closing are as follows:

------------------------------------------------------------------------------------------
Uses                            USD millions    Sources            USD millions   %
------------------------------------------------------------------------------------------
Acquisition price                120.0          Capital Increase      120.0     46.2%
------------------------------------------------------------------------------------------
Refinancing of Vialog LT Debt     83.5
------------------------------------------------------------------------------------------
Refinancing of Vialog ST Debt     14.0          Senior Debt           122.0     47.0%
------------------------------------------------------------------------------------------
Refinancing of Genesys Debt       35.0
------------------------------------------------------------------------------------------
Transaction costs                  7.0          Cash                   17.5      6.7%
------------------------------------------------------------------------------------------
Total                            259.5          Total                 259.5     100.0%
------------------------------------------------------------------------------------------
(*) USD 3 million on the Facility are not drawn at closing

- The consolidated business plan that Genesys has provided is a fair reflection of Genesys and Vialog business prospects;

- The revised accounts will confirm that the proforma consolidated EBITDA (excluding proforma synergy savings) for the 12 months ended December 2000 for the combined Genesys / Vialog business is at least USD 26.6 million (excluding one time adjustments such as Vialog restructuring fees), assuming that the transaction is approved by the shareholders of Vialog;

- The consolidated cash at closing is at least USD 12 million after all payments at closing (Astound, fees,...);

- The estimated one-off net synergy savings from the combined business is of at least USD 5 million;

- The adaptability of the products of Genesys on the bridges of Vialog will be done at no significant additional costs (less than USD 1 million);

-    The Acquisition of Astound will be paid with a maximum net amount of USD
     9.0 million in cash, plus a premium of USD 4 million for which Genesys has obtained from the shareholders of Astound a delay of payment of not less than 9 months (i.e. premium to be paid in january 2002 at the sooner);

-    The interests of the debt are fully tax deductible;

- The structure of the transaction and the new Group structure will not impede the Group's ability to meet its obligations under the Facility nor limit the Banks' ability to maximise their security as envisaged herein;

- No other legal or fiscal impediment shall exist that could limit in some way the transaction contemplated herein, the financing obligations of the new Group, or the taking of security;

- BNP Paribas, CIBC and Fortis would be Joint-Arrangers, the 3 banks having strictly the same role.

Should any of the assumptions referred to above prove inaccurate, or should the financial or structural parameters of the transaction envisaged herein change, certain elements of the attached Terms and Conditions may need to be modified.

                                   Definitions
                                   -----------

  "Vialog" or "the US Borrower"         Vialog Inc

  "Genesys" or "the Guarantor" or
  "the French Borrower"                 Genesys SA

  "the Borrowers"                       Genesys SA and Vialog Inc

  "GCI"                                 Genesys Conferencing Inc, 100%
                                        subsidiary of Genesys SA

  "the Group"                           Genesys and all its Subsidiaries
                                        (including Vialog Inc)

  "Subsidiaries"                        Any company directly or indirectly
                                        controlled by Genesys

  "the Senior Facilities" or
  "the Facility"                        USD 125 million Term Loans and
                                        Revolver

  "Acquisition Documents"               All documents  necessary to complete
                                        the  acquisition  of Vialog Inc
                                        by Genesys SA

  "Facility Agreement"                  USD 125  million  loan  agreement
                                        between  the  Lenders, Genesys SA
                                        and Vialog Inc

  "the Guarantee"                       Guarantee   given  by  Genesys
                                        SA  for  the  commitments
                                        contracted by Vialog Inc

  "Intercompany Loan"                   Genesys' loan to Vialog,  coming
                                        in full  reimbursment of Vialog
                                        short term debt

  "the Security"                        The package of  securities  of
                                        the USD 125  million  term
                                        loan as detailed in the Terms
                                        and Conditions

  "the Lenders" or "the Banks"          BNP  Paribas,  CIBC and  Fortis
                                        and a pool of banks to be chosen

  "the Arrangers"                       BNP Paribas, CIBC and Fortis

  "Material Adverse Change"             (i)  Any  material  adverse
                                        change  upon  the  business,
                                        property,  assets, liabilities
                                        or condition (financial or
                                        otherwise)  of  any  member
                                        of the  Group  or  (ii)  any
                                        material  adverse  change on
                                        the  ability  of any  credit
                                        party to consummate the transaction
                                        contemplated  herein (iii) any material
                                        adverse  change on the ability of any
                                        credit party to perform any
                                        material  obligation relating
                                        to the  Facility or (iv) any
                                        material  adverse  change on
                                        the  material  rights  and
                                        remedies  of the  Agent,  the
                                        Security Agent or the Banks under
                                        the Facility Agreement

  Financial Definitions
  ---------------------

  "Consolidated EBITA" or "EBITA"             means   the consolidated operating
                                                     income plus the acquisition
                                                     costs amortisation plus the
                                                     goodwill amortisation

  "Consolidated EBITDA" or "EBITDA"          means   the consolidated EBITA plus
                                                     the depreciation plus the
                                                     intangible assets
                                                     amortisation other than
                                                     goodwill and acquisition
                                                     costs amortisation plus the
                                                     non operating provisions

  "Consolidated Indebtedness"
                                             means   the principal amount of all
                                                     indebtedness of Genesys and
                                                     its subsidiaries
                                                     outstanding at such time
                                                     determined on a
                                                     consolidated basis,
                                                     comprising notably all bank
                                                     loans, bonds, capital
                                                     leasing debts

  "Consolidated Net Indebtedness"            means   the Consolidated
                                                     Indebtedness minus cash or
                                                     cash equivalents

  "Consolidated Interest Expense"            means   the total consolidated
                                                     interest expense of Genesys
                                                     and its subsidiaries
                                                     reduced by cash interest
                                                     received

  "Debt Service" or "Consolidated
   Debt Service"                             means   the sum of Consolidated
                                                     Interest Expense and the
                                                     scheduled principal
                                                     reimbursements

  "Consolidated Cash Flow" or "Cash Flow"   means   consolidated EBITDA minus
                                                     capex minus financial
                                                     investments minus working
                                                     capital increase minus tax
                                                     payments in cash minus
                                                     exceptional and other cash
                                                     expenses plus exceptional
                                                     and other cash proceeds

  "Consolidated Excess Cash Flow" or
  "Excess Cash Flow"                       means   Consolidated Cash Flow
                                                     minus Consolidated Debt
                                                     Service

  "Leverage" ratio or "R1"                 means   the ratio of Consolidated
                                                     Net Indebtedness to
                                                     Consolidated EBITDA

  "Interest Cover" ratio or "R2"          means   the ratio of Consolidated
                                                     EBITDA to

  Consolidated Interest Expense
  "Cash Cover" ratio or "R3"              means   the ratio of Consolidated
                                          Cash Flow to Consolidated Debt Service

                          General Terms and Conditions
                          ----------------------------

Borrower:                      A1 Loan,
                               B    Loan
                               and
                               Revolver 1        Vialog Inc. ("Vialog")
                               A2   Loan
                               and
                               Revolver 2        Genesys SA ("Genesys")

Guarantor:                                       Genesys SA ("Genesys")

Facility Type:                 A1 Loan           Senior Amortising Term Loan A1.
                               B Loan            Senior Term Loan B.
                               A2 loan           Senior Amortising Term Loan A2.
                               Revolvers 1&2

                                                 Senior revolvers

Amount:                        A1 Loan           USD 50.0 Million.
                               B Loan            USD 30.0 Million
                               A2 Loan           USD 35.0 Million
                               Revolver 1        USD 5.0 Million
                               Revolver 2        USD 5.0 Million

Currency:                                        US Dollar

Purpose:                       A1&B Loans        To refinance  the  existing
                                                 debt of Vialog (High Yield
                                                 Bonds and Short Term Debt) and
                                                 to pay the transaction fees.
                               A2 Loan           To  refinance  the  Genesys
                                                 existing  USD  35  million
                                                 syndicated facility
                               Revolver 1        Financing of working capital
                                                 needs and transaction fees
                               Revolver 2        Financing of working capital
                                                 needs

Final Maturity:                A1&A2 Loans and

                               Revolvers         The date that falls 5.0 years
                                                 from the date of the signing of
                                                 the Facility Agreement.

                               B Loan

                                                 The date that falls 5.5 years
                                                 from the date of the signing of
                                                 the Facility Agreement.

Joint Arrangers ("the Arrangers")                BNP Paribas, CIBC and Fortis

Underwriters:                                    BNP  Paribas, CIBC and Fortis,
                                                 each  for 1/3 of the Amount
                                                 of the Facility

Lenders: The Arrangers and a group of banks to be selected by the Arrangers in consultation with Vialog and Genesys.

Ranking                                          Senior

Agent and Agent fees                             To be determined

Securities                                       -  Pledge of Vialog shares
                                                    owned by Genesys
                                                 -  Pledge of the shares of GCI
                                                 -  Pledge  of  the  shares  of
                                                    the  Genesys'  UK subsidiary
                                                 -  Pledge of the shares of
                                                    Genesys Sweden AB
                                                 -  Guarantee of Genesys SA
                                                 -  to the  extent  legally
                                                    possible,  fixed  and
                                                    floating charges from each
                                                    Borrower and Guarantor
                                                 -  Pledge on Genesys SA
                                                    receivables
                                                 -  Pledge  all  future  shares
                                                    of any  direct or  indirect
                                                    subsidiaries of Genesys if
                                                    the  lenders  require   so,
                                                    by   whatever   means
                                                    are  legally permissible as
                                                    so required by the lenders

Availability:                                    Following satisfaction of
                                                 Conditions Precedent, the
                                                 Facilities other than the
                                                 Revolvers shall be available
                                                 for two months from the date of
                                                 the signing of the Facility
                                                 Agreement, after which any
                                                 amount not drawn will be
                                                 cancelled.

                                                 The signing of the Facility
                                                 Agreement should occur at the
                                                 latest on April 23rd , 2001.
                                                 Drawings will be subject to no
                                                 events of default.

Up Front fees:                                   3.00%  excluding  VAT, payable
(including arrangement fees,                     on  the  date  of  the signing
underwriting fees and participation              of the Facility Agreement
fees)

Margin:                          A1 Loan,        2.25% p.a.
                                 A2 Loan

                                 and             Revolver One year after the
                                                 signing of the Facility
                                                 Agreement, the Margin shall be
                                                 adjusted on a quarterly basis
                                                 in accordance with the
                                                 following table:

                                             --------------------- -------------
                                               Leverage Ratio        Margin
                                             --------------------- -------------
                                                      > 2.50          2.25%
                                                      -

                                                      <2.50
                                                      >2.00           2.00%
                                                      -

                                                      <2.00
                                                      >1.50           1.75%
                                                      -
                                                      <1.50
                                                      >1.00           1.50%
                                                      -
                                                      < 1.00          1.25%
                                             --------------------- -------------

                                                 Any adjustment to the Margin
                                                 shall be applicable from the
                                                 date on which the Agent is
                                                 advised that an adjustment is
                                                 required in accordance with the
                                                 most recent revised semi-annual
                                                 or audited annual accounts.
                                                 Such adjustment shall only be
                                                 applicable to Interest Periods
                                                 commencing after such date.
                                                 Such adjustments to be
                                                 confirmed by the auditors
                                                 annually.

                                 B Loan          2.75% p.a.

Interest Basis:                         LIBOR.

Interest Periods:                       LIBOR 1, 2, 3, or 6 months at Borrowers'
                                        option.

Interest Rate:                          The aggregate of LIBOR, the Margin and
                                        any applicable Additional Costs.
                                        Additional Costs shall include the costs of complying with the reserve asset requirement of the European Central
                                        Bank.

                                        Interest will be payable at the end of
                                        each Interest Period and calculated on
                                        the basis of the actual number of days
                                        elapsed and a 360 day year.

Commitment Fee                          A commitment fee shall be payable at the
                                        end of each interest period prorata
                                        temporis or, to the extent an interest
                                        period does not exist, at the end of a
                                        quarterly period on any amounts
                                        available but undrawn under the
                                        Facilities from the date of signing the
                                        Facility Agreement. The fee shall be
                                        charged at a rate of 50% of the
                                        applicable Margin.

Repayment:   A1&A2 Loans         Semi-annual  instalments  commencing
                                 6 months from the signing of the
                                 Facility Agreement as follows:

----------------------- ---------------------------------------------------
Months From Signing             Amount of Repayment (USD Million.)

----------------------- ---------------------------------------------------
                            A1 Loan          A2 Loan            Total
                            -------          -------            -----
         6                     -               2.00             2.00
         12                    -               2.00             2.00
         18                    -               4.00             4.00
         24                  5.00              3.00             8.00
         30                  5.00              3.00             8.00
         36                  7.00              4.00             11.00
         42                  7.00              4.00             11.00
         48                  8.00              4.00             12.00
         54                  8.00              4.00             12.00
         60                  10.00             5.00             15.00
----------------------- ---------------- ----------------- ----------------
       TOTAL                 50.00            35.00             85.00
----------------------- ---------------- ----------------- ----------------

                                    No amounts repaid may be redrawn and the Facility shall be repaid in full on the Final Maturity Date.

                            B Loan  All amounts repaid in full on the
                                    Final Maturity Date.

                          Revolvers All amounts repaid in full on the
                                    Final Maturity Date.

Voluntary Prepayment:               The Facility may be prepaid, without
                                    penalty, on interest rollover dates, subject to a minimum USD 2.0 million and 5 days notice to the Agent.

Mandatory Prepayments:          (i) In full on a change of control of
                                    Genesys (i.e. a shareholder or a group of shareholders acting in concert hold more than 33%1/3 of Genesys );

                               (ii) In full on a change in the ownership or
                                    control of any material subsidiary of
                                    Genesys (Vialog, GCI, GC Ltd, Genesys Sweden
                                    AB);

                              (iii) From the net sale proceeds of any
                                    asset (above a threshold of USD 1.0 million per year), except disposals in the ordinary course of business;

                              (iv)  From 50% of the net proceeds of any
                                    capital increase up to a cumulative amount of USD 40 million;

                              (v)  100% of the proceeds of any future
                                    issuance of convertible bonds;

                             (vi)   100% from Recoveries from the proceeds
                                    of warranties exercised pursuant to the
                                    acquisition agreement and from insurance claims, to the extent not otherwise reinvested in the business within 6 months;

                            (vii) From 50% of the Excess Cash Flow above USD 2.5 million (Excess Cash Flow : see definition above);

                                    These prepayments will be applied pro rata to Tranche B and Tranches A1 & A2, in inverse order of maturity.

Conditions Precedent:            The Lenders will need to be satisfied with
                                 Conditions Precedent relating to Genesys,
                                 Vialog, and the form and content of
                                 documentation, including (but not limited to) the following:

                                 (i) Genesys must own 99% of Vialog;

                                (ii) The acquisition of Vialog has been
                                    financed only with shares (ADS of Genesys), without any payment in cash, except for a maximum of USD 0.5 million, notably of residuals. Confirmation of the capital increase of Genesys financing the acquisition of Vialog;

                              (iii) Confirmation that Genesys has
                                    reimbursed the totality of the short term debt of Vialog. The corresponding Intercompany Loan will have to be strictly subordinated to the Facility and will have to bear a longer maturity than the one of the Facility. The Intercompany Loan agreement will have to be satisfactory to the Lenders;

                               (iv) Constitutional documents and
                                    certificates of incorporation, legal and regulatory approvals;

                                (v) Powers and authority: board resolutions
                                    concerning the Facilities, confirmation from each Borrower that no breach of borrowing powers will arise. A certificate confirming the names of those persons authorised to execute the Facility Agreement and related documentation;

                               (vi) List of the shareholders owning more
                                    than 5% of the capital of Genesys;

                              (vii) Signing of all documentation relating
                                    to the Facility Agreement including security documents and guarantees;

                             (viii) The legal, financial and tax
                                    structures shall be acceptable to the
                                    Arranger and its advisers;

                               (ix) Legal and tax opinions shall be
                                    satisfactory to the Arrangers, prepared by international recognised counsel, covering all the legal documentation and particularly:

                                    - the senior financing documents

                                    - the security documents

                                    - the acquisition documents

                                    - the deductibility of all the debt
                                      interests;


                                (x) Confirmation that the security documents
                                    are duly authorized, executed and delivered;

                               (xi) A copy of the audited financial
                                    statements of Genesys and Vialog for the year ended 31/12/00 with a side letter of the auditors confirming that, if the acquisition of Vialog and Astound is completed, these accounts will be certified without any reserve after the Shareholders' board meeting and a copy of the unaudited quarterly accounts of Genesys and Vialog for the year ended 31/03/01;

                              (xii) Confirmation that, at the date of the
                                    closing :

                                   -consolidated cash is at least USD 7 million
                                    (after the full amount of Vialog's short term debt reimbursment and the full cash payment for the acquisition of Astound)

                                   -consolidated gross debt is USD 4 million
                                    maximum in excess of the USD 125 million of the Facility and of the USD 4 million debt linked to the delay of payment (until january 2002) given by the shareholders of Astound

                                   -consolidated shareholders' funds are USD
                                    250 million minimum (post capital increase for the Acquisition of Vialog);

                             (xiii) A business plan certified by
                                    management;

                              (xiv) Satisfactory technical, legal, tax and
                                    financial due diligence (will have to be available for syndication);

                              (xv) Confirmation that it will be possible
                                    to use the Wainhouse report for syndication;

                              (xvi) Representations and Warranties true
                                    and correct on the date of the first
                                    drawdown of the Facilities;

                             (xvii) No event of default or potential
                                    event of default;

                            (xviii) Payment of all fees and expenses due
                                    to the Arrangers.

Representation and           Usual and continuing for this type of transaction,
to Warranties                applying Borrowers and Guarantor from case to
                             case, including:

                                (i) Due status, authority and validity and
                                    that all obligations are valid, binding and enforceable;

                                (ii) The Borrower, the Guarantor and their
                                    subsidiaries have the same tax year and will keep it as such;

                               (iii) Compliance with laws and regulations
                                     (specially those relating to Exchange
                                     Regulations);

                               (iv) Filing of tax returns, no unpaid tax or
                                    having appropriate insurance;

                                (v) The security documents create valid
                                    security;

                               (vi) No immunity. Validity of the governing
                                    law;

                              (vii) Pari-passu ranking and, for the Group,
                                    no additional indebtedness and no
                                    encumbrances (except as agreed);

                             (viii) No liens over any asset of any Group
                                    member, save as permitted;

                               (ix) No material litigation or procedures
                                    for the administration, winding-up or
                                    liquidation of any member of the Group;

                                (x) No material litigation with respect to
                                    any member of the Group, (other than suits disclosed to the Arranger and not past discovery , for which no reserves are taken);

                               (xi) Compliance with US regulatory
                                    requirements by the Borrowers;

                              (xii) No Event of Default potential or
                                    actual;

                             (xiii) Integrity of the financial statements
                                    of Genesys, Vialog and any subsidiary of the Group and all the information provided to the lenders;

                              (xiv) Absence of any Material Adverse Change
                                    since the date of the last information and notably financial statements of Genesys, Vialog and any subsidiary of the Group;

                               (xv) All payments free and clear of taxes.


                                    Financial Covenants: Financial Covenants will be tested on a quarterly basis with reference to the previous 12 months periods, on the basis of the Group's consolidated financial information (pro forma for 2001). The Covenants shall be:

                                    Leverage ("R1"): outstanding Consolidated
                                    Net Indebtedness divided by Consolidated
                                    EBITDA with the following maximum levels:


At year end   2001     2002    2003    2004    2005    2006
-----------   ----     ----    ----    ----    ----    ----
R1            3.1      2.0     1.5      1.0    1.0     1.0


                                    Interest Cover ("R2"): Consolidated EBITDA divided by Consolidated Interest Expense with the following minimum levels:

At year end  2001    2002    2003    2004    2005    2006
-----------  ----    ----    ----    ----    ----    ----
R2           3.0     3.5     5.0     5.0     5.0      5.0

                                    Cash Cover ("R3"): Consolidated Cash Flow divided by Consolidated Debt Service with the following minimum levels:

At year end  2001    2002    2003   2004     2005    2006
-----------  ----    ----    ----   ----     ----    ----
R3           1.0     1.2     1.3    1.3      1.3     1.3


                                    Capex level: capital expenditures for each financial year not to exceed the level agreed in the business plan. 50% of the then current financial year's capital expenditure will, if unspent, be available to be carried forward into the following financial year.

                                    These covenants will be calculated
                                    quarterly, starting 31/12/2001. The
                                    quarterly levels (other than the ones at year end specified above) will be determined in the Facility Agreement.

Undertakings:                      Genesys and Vialog will undertake
                                   (amongst others): -

                                (i) To provide within 30 days monthly
                                    management accounts;

                               (ii) To provide within 45 days quarterly
                                    consolidated financial statements ; to
                                    provide a certificate of compliance with the Financial Covenants established by a member of the management (satisfactory to the Arrangers), confirmed in the annual audit, including a detailed calculation of the ratios;

                              (iii) To provide within 90 days revised
                                    social and consolidated semi-annual
                                    financial information (balance sheet,
                                    statement of income and cash flow statement)
                                    ; To provide a certificate of compliance with the Financial Covenants established by a member of the management (satisfactory to the Arrangers), confirmed in the annual audit, including a detailed calculation of the ratios;

                               (iv) To provide within 120 days audited
                                    social and consolidated annual financial information (balance sheet, statement of income and cash flow statement) ; To provide a certificate of compliance with the Financial Covenants established by the Group's auditors, confirmed in the annual audit, including a detailed calculation of the ratios; To provide a comparison between the forecasts and the audited consolidated financial statements;

                                (v) To provide a Business Plan (including
                                    balance sheet, statement of income and cash flow statement) for the following 12 month period within 30 days before the end of each annual accounting period;

                               (vi) Within 2 months after the closing,
                                    implementation of a USD 1 million key man insurance (maturity of 5 years) for Francois Legros;


                              (vii) Riskfree investments (i.e. with
                                    counterparties better or equal to A2P2) of the cash and cash equivalents of the Group;

                             (viii) To obtain and maintain all necessary
                                    authorizations to exercise all their
                                    obligations with respect to the terms of the Transaction Documents;

                               (ix) To maintain legal validity and
                                    consents;

                                (x) Any member (if applicable) of the Group
                                    to be in compliance with all the obligations relating to the Stock Exchange Regulation;

                               (xi) To notify any material litigation
                                    regarding any member of the Group;

                              (xii) To notify the occurrence of any event
                                    which could have a material adverse effect on their assets, business, financial results;

                             (xiii) To maintain the internal structure of
                                    the Group (except as agreed);

                              (xiv) No redemption of any share of any
                                    member of the Group (except as agreed);

                               (xv) Not to repay the Intercompany Loan or
                                    interest in cash thereunder;

                              (xvi) To maintain the fiscal year date and
                                    the accounting policies and practices of any member of the Group;

                             (xvii) To have as auditor an international
                                    recognised audit firm;

                            (xviii) To enforce negative pledge;

                              (xix) To maintain pari-passu ranking;

                               (xx) Limitations on the granting of loans or
                                    guarantees, acquisitions, partnerships,
                                    disposal of assets, except as agreed;

                              (xxi) Limitations on capital expenditures,
                                    investments (including acquisitions, except if financed by a capital increase) to the level agreed in the business plan, with a carry forward of one year for 50% of the unused portion of the capex of the previous year;

                             (xxii) No more than USD 4 million additional
                                    indebtedness on Genesys or Vialog in
                                    addition to the USD 4 million debt linked to the delay of payment (until january 2002) given by the shareholders of Astound;

                            (xxiii) To notify of actual/potential
                                    events of default;

                             (xxiv) To maintain the nature of business;

                              (xxv) Compliance with laws and regulations;

                             (xxvi) To promptly pay all taxes and comply
                                    with pension scheme arrangements;

                             (xxvii) To maintain adequate insurance;

                           (xxviii) Not to change the tax structure
                                    without prior consent of the Lenders;

                             (xxix) Not to pay any dividends to
                                    shareholders unless the Lenders agreement;

                              (xxx) To enter into an interest rate hedging
                                    arrangements for an aggregate amount equal to at least 50% of total medium and long term indebtedness for a minimum maturity of 3 years, in a delay of 45 days;

                             (xxxi) Not to enter into any options or
                                    futures contracts other than in the normal course of business;

                            (xxxii) To provide all information that the
                                    Lenders may reasonably require from time to time;

                           (xxxiii) To organise at least once a year
                                    upon request from the Agent a bank meeting about the consolidated financial situation of the Group;

                            (xxxiv) To assist in any syndication that
                                    the Arranger may wish to make with respect to its underwritten commitment to the Facilities.

Events of Default:    Will include, without limitation, the following: -

                       (i)      Failure to pay;

                       (ii)     Breach   of  any   representation,   warranty,
                                undertaking or financial covenant;

                       (iii) The Facility Agreement, the Security or the Guarantees become unenforceable, illegal or cease to be valid;

                       (iv) Cross-default in respect of any financial indebtedness of any member of the Group, including Genesys;

                       (v)      Any  bankruptcy,  liquidation,  appointment of
                                receiver,   insolvency,  in  respect  of  any
                                member of the Group;

                       (vi) Any qualification to the audited accounts which the Lenders consider to be material;

                       (vii)    Any material breach of any environmental law;

                       (viii) Any material litigation against any member of the Group;

                       (ix)     Any Material Adverse Change;

                       (x)      Any  change of the  legal and tax  environment
                                which   could   affect  the  ability  of  the
                                Borrower   to  face  its   obligations   with
                                regards to the senior debt;

                       (xi) Any change of ownership of more than 5% of any member of the Group (except ownership increase of Genesys SA in Genesys Iberia);

                       (xii)   ERISA event of default.



Other Clauses:         Usual  clauses  for  a  syndicated  financing,  amongst
                       which:

                         (i) Tax: all payments shall be made without set-off , counterclaim or other defence, free and clear of any present or future taxes. The Borrower shall reimburse the Banks for taxes imposed relating to the Senior Facilities;

                       (ii) Increased costs: Borrower shall reimburse the Banks of any cost (having the effect of increasing the costs to, or reducing the profit of, such Banks) incurred as a result of the introduction of, change in, any applicable law or regulation;

                       (iii) MAC clause: This offer is made on condition of no material adverse change or event arising prior to signature of the Facility and relating to syndicated market conditions, to the condition or prospects of the Borrower or the Group, likely to affect syndication, in the opinion of one or all of the Arrangers;

                       (iv) Market flex: the Lenders are entitled, after consultation with the Borrower to change the structure, terms and pricing of the Senior facilities, if the syndication of the Senior Facilities has not been completed (i.e. if the Lenders' final take is above the internally approved final take) in order to ensure a successful syndication of the Senior Facilities;

                       (v) Clear Market provision: No other financing in favour of the Borrower or the Group may be arranged or announced until syndication is completed;

                      (vi) Majority rules: 66 2/3% with the exception of certain clauses which require unanimous consent;

                     (vii) Expenses: the Borrower will pay or reimburse to the Joint Arrangers its legal and other reasonable "out of pocket" costs and expenses in relation to the negotiation and completion of the senior Financing Documentation or relating to the initial syndication of the Senior Facilities. The Borrower will pay or reimburse to the Agent its legal and other "out of pocket" costs and expenses relating to any action taken to preserve the rights of any Bank;

                   (viii) Assignment and transfers: the Banks may freely assign or transfer their interest in the Senior Facilities. After notification, the Borrower will not be allowed to refuse this assignment or transfer without any valid reason presented within 8 days;

                    (ix)       Governing law: French;

                     (x) Confidentiality: this offer is strictly confidential and can not be disclosed to a third party without the prior written consent of the Arrangers except if the disclosure is required by law, by COB regulations or SEC regulations.


Documentation:                The terms and conditions shall be governed
                              by a facility agreement (the "Facility
                              Agreement") to be in form and substance
                              satisfactory to the Arrangers. Other
                              documentation will include legal opinions, documentation pursuant to the Security, and such other documentation that the Arrangers' legal advisers advise is necessary. All documentation shall be in English although a translation shall be provided in French.